Exhibit 10.1

August 20, 2010

Joseph Scalzo

5770 Charlou Drive

Cherry Hills Village, CO 80110

Dear Joe:

Congratulations on your promotion to President & Chief Operating Officer, Dean Foods Company. This position will continue to report to me.

Here are the specifics of your offer:

Effective Date

This promotion is effective immediately.

Base Salary

You will be paid $34,615.38 on a bi-weekly basis, less payroll taxes, which equates to an annual salary of $900,000, less payroll taxes.

Annual Incentive Opportunity

Effective September 1, 2010, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive Plan with a target amount equal to 125% of your annualized base salary, subject to the achievement of certain financial targets for Dean Foods and certain individual objectives. For 2010, your annual incentive will be prorated for eight (8) months as Chief Operating Officer and the remaining four (4) months as President, Dean Foods Company.

Long Term Incentive Compensation – Special Promotion Grant

On August 20, 2010, subject to Compensation Committee and Board of Directors approval, you will be granted a long-term incentive target award of $750,000. Of the $750,000, you will be granted restricted stock units having a value of $375,000. Your actual grant will be calculated based on the closing price of Dean Foods stock on the date of grant. Of the $750,000, you will be granted options to purchase shares of Dean Foods common stock having a Black Scholes value, as determined by Mercer Consulting, of $375,000. Your target share price will be determined based on the closing price of Dean Foods stock on the date of grant. The restricted stock units and stock options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. In 2011, you will be eligible for a Long Term Incentive grant commensurate with the position of President & Chief Operating Officer, Dean Foods Company. The amount and nature of any future long-term incentive awards will be determined by the Compensation Committee of the Board of Directors.

Benefits

You will continue to be eligible for FlexSelect benefits (medical, dental, vision), 401(k), Executive Deferred Compensation, Supplemental Executive Retirement Plan (SERP), and more.

Conclusion

Joe, I continue to be impressed with your leadership at Dean Foods. I look forward to your continued significant contributions to our Company.

Best regards,

/s/ Gregg L. Engles

Gregg L. Engles

Chairman and Chief Executive Officer

Agreed and accepted:

/s/ Joseph Scalzo
Joseph Scalzo

Date: August 20, 2010

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